EXHIBIT 99

Dear Shareholder,

Highlights of our year so far include the introduction of two new services from D&E, as well as a continuation of the strong growth in our broadband Internet service that we saw last year.

The first of our new offerings is Managed Services, in which we monitor business customers' Internet access, e-mail system and website to be sure they're operating correctly. Managed Services leverages the technology we use to monitor our own network. By offering customers the ability to proactively monitor their online presence and communications, we also generate recurring revenue. Our second new offering is called Jazzd Phone Service for Broadband. Using Voice over Internet Protocol (VoIP) technology, it allows subscribers to make phone calls through their high-speed Internet connection. This offers consumers unlimited local and domestic long distance calling at a competitive price. Jazzd Phone gives our company a new opportunity to provide residential calling service outside our traditional telephone territories.

Turning to financial results for the first quarter of 2005, we reported operating revenue of $42.8 million, compared to $43.8 million in the first quarter of 2004. Net income was $2.9 million, or $0.20 per share, compared to a net loss of $2.3 million, or $0.15 per share, for the same period last year. Included in the 2005 results was a gain on investment of $2.1 million ($1.4 million after tax) from the sale of our interest in PenTeleData. The 2004 first-quarter results included a loss on early extinguishment of debt amounting to $4.8 million ($3.3 million after tax), related to the refinancing of our debt in March 2004.

Below is a summary of changes in our line and subscriber counts during the 12 months ended March 31, 2005:

As of March 31	2005	2004	%Change
RLEC lines	138,494	142,118	(2.5%)
CLEC lines	39,514	35,578	11.1%
DSL subscribers	13,247	8,030	65.0%
Dial-up Internet subscribers	10,716	12,790	(16.2%)
Web hosting customers	929	849	9.4%

The results of the quarter reflect the importance of our competitive business segments to the growth of our company. We saw significant year-over-year growth in our Internet services segment, with our broadband DSL subscriber count up 65 percent from March 31, 2004, to March 31, 2005. Access line counts in our traditional telephone company territories declined over the year, following a trend we see throughout the industry. This decline was offset by increasing line counts in our Competitive Local Exchange Carrier segment. One of our strategies this year is to work to serve more of our CLEC customers on our own network facilities, enabling us to better control quality of service and improve margins in this segment.

Our Systems Integration segment experienced another challenging quarter, and we have implemented a plan to move this segment forward and improve results. Specifically, we have organized sales, operations and financial planning under one vice president to improve focus, accountability and decision-making. The team is focused on providing solutions for our business customers, concentrating on the opportunities provided by VoIP systems and Managed Services.

In April, we were pleased to announce the continuation of our work for a significant customer in the Systems Integration segment, the Wawa convenience store chain. Under the contract renewed through March 2006, we will continue to provide technology support services to the 550 Wawa stores in five Mid-Atlantic states.

As our industry and technology continue to change, it is clear that D&E Communications can no longer be just a telephone company. We must evolve and stay ahead of the curve in deploying the next generation network and services. We must continue to understand and anticipate our customers' networking and communication needs better than anyone else.

Our goal is to develop solutions to help our customers manage their communication more efficiently. By successfully implementing this strategy, we will increase revenues for our company and value for our shareholders.

Sincerely,

G. William Ruhl
Chairman

James W. Morozzi
President and Chief Executive Officer

Any forward-looking statements concerning the development of our business and its financial performance are based upon the current expectations of D&E's management. Such statements are not guarantees of future performance and involve uncertainties that could cause actual results to differ materially from our expectations. A description of factors and risks that could affect our performance is contained in D&E's annual report on Form 10-K, available in the Investor Relations section of our website, www.decommunications.com.

Quarterly Report
First Quarter 2005

Investor Information

D&E Communications, Inc. is listed on the NASDAQ National Market of the NASDAQ Stock Market under the symbol "DECC." The Company serves as its own transfer agent. Inquiries concerning stock and related matters may be directed to W. Garth Sprecher, Senior Vice President and Corporate Secretary.

Telephone: (717) 738-8304
Email: gsprecher@decommunications.com

D&E Communications
Delivering Excellence

Brossman Business Complex
124 East Main Street • Ephrata, PA 17522
1-877-4DE-TODAY • www.decommunications.com

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended March 31,
	2005	2004
Total operating revenues	$42,839	$43,765
Total operating expenses	38,222	38,751

Operating income	4,617	5,014
Total other income (expense)	(443)	(8,795)

Income (loss) before income taxes and dividends on utility preferred stock	4,174	(3,781)
Income taxes (benefit)	1,270	(1,541)
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	1,286	(1,525)

Net Income (Loss)	$2,888	$(2,256)

Weighted average common shares outstanding (basic)	14,273	15,550
Weighted average common shares outstanding (diluted)	14,308	15,550
Basic and diluted earnings (loss) per common share
Net Income (loss) per common share	$0.20	$(0.15)

Dividends per common share	$0.13	$0.13

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)	March 31, 2005	December 31, 2004
ASSETS
Current Assets	$39,916	$39,541
Investments in and advances to affiliated companies	43	52
Property, plant, and equipment	351,933	344,651
Less accumulated depreciation	169,818	162,078

	182,115	182,573

Other assets
Goodwill	149,032	149,032
Intangible assets, net of accumulated amortization	165,846	167,396
Other	8,210	8,191

	323,088	324,619

Total Assets	$545,162	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$46,591	$43,788
Long-term debt	213,000	218,500
Other liabilities	106,181	106,932
Preferred stock of utility subsidiary, Series A 4 1/2%	1,446	1,446
Shareholders’ equity
Common stock, par value $0.16, authorized shares 100,000	2,544	2,542
Outstanding shares: 14,286 at March 31, 2005 and 14,268 at December 31, 2004
Additional paid-in capital	160,438	160,255
Accumulated other comprehensive income (loss)	(6,041)	(6,574)
Retained earnings	39,620	38,513
Treasury stock at cost, 1,640 shares at March 31, 2005 and December 31, 2004	(18,617)	(18,617)

	177,944	176,119

Total Liabilities and Shareholders’ Equity	$545,162	$546,785

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands) (unaudited)	2005	2004
Cash flows from operating activities	$9,562	$12,444
Net cash used in investing activities	(4,766)	(4,846)
Net cash used in financing activities	(7,095)	(1,397)

Increase (decrease) in cash and cash equivalents	(2,299)	6,201
Cash and cash equivalents
Beginning of period	8,517	12,446

End of period	$6,218	$18,647